EXHIBIT 99.1

Educational Development Corporation Announces Fiscal Fourth Quarter and Fiscal 2019 Results

TULSA, Okla., May 28, 2019 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record net revenues and earnings per share results for the fiscal year ended February 28, 2019.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal year 2019, the Company reports record net revenues of $118,811,300, an increase of $6,826,700, or 6.1%, when compared to $111,984,600 for the previous year.  Fiscal 2019 net earnings totaled $6,678,400, compared to $5,214,700 in fiscal 2018, an increase of 28.1%.   Fiscal year 2019 earnings per share were $0.81 compared to $0.64 the previous year, up 26.6% on a fully diluted basis.

The direct sales division, Usborne Books & More (“UBAM”), continued to have strong growth this year driven by the success and growth of our active sales consultants and improvements and expansion of our product lines. Net revenues in this division increased by 4.5% from $103,717,100 in fiscal year 2018 to $108,381,300 in fiscal year 2019.  The average number of active direct sales consultants also increased to 32,000 for the fiscal year 2019, an increase of 3.6% over the average number of active consultants for the fiscal year 2018.

The Publishing division’s net revenues increased $2,162,500, or 26.2%, from $8,267,500 in fiscal 2018 to $10,430,000 in fiscal 2019.   Publishing experienced an increase in net revenues due primarily to an increase in sales order volumes with our largest retail customers derived from new in-store promotions that did not occur in the prior fiscal year.

For the fiscal fourth quarter ended February 28, 2019, the Company reports net revenues of $23,625,400, an increase of $1,678,800, or 7.6%, when compared to $21,946,600 for the fiscal fourth quarter of the previous year.  Earnings before income taxes were $845,200, an increase of $110,200, or 15%, over $735,000 for the fiscal fourth quarter 2018.  Net earnings totaled $555,500 for fiscal fourth quarter 2019, compared to $824,100 for the fiscal fourth quarter 2018, a decrease of 32.6%. The decrease in net earnings between the common quarters resulted from the impact of enacting the Tax Cuts and Jobs Act of 2017 (“Tax Act”), effective December 22, 2017.  Implementation of Tax Act resulted in the Company recognizing a net tax credit during the fiscal fourth quarter of the previous fiscal year.  Earnings per share for the fiscal fourth quarter were $0.07 compared to $0.10 for the same fiscal quarter in the previous year, down 30.0% on a fully diluted basis.

Our direct sales division, Usborne Books & More (“UBAM”), continues to be the largest operating segment of the Company.  Net revenues of this division for the fiscal fourth quarter 2019 were $21,268,400, an increase of 5.2%, from $20,217,800 reported in the fiscal fourth quarter 2018.

Our Publishing’s division net revenues for the fiscal fourth quarter 2019 were $2,357,000, an increase of $628,200, or 36.3% from the revenues reported in the fiscal fourth quarter of last year totaling $1,728,800.

Per Mr. White, “I am pleased to announce our increased net revenues in our fiscal fourth quarter and record net revenues in our fiscal year 2019.   During this fiscal quarter we saw increased sales activity from our active consultants and also experienced an increase in Publishing sales resulting primarily from a successful promotion with our largest retail customer.”

Mr. White continued, “The growth in the active consultant count of our UBAM division has been challenged over the past few quarters, as have other party-plan companies within the Direct Selling Industry, due to increased competition for recruiting new consultants.  Today there is more competition for part time, non-traditional employment within the market due to several new market entrants.  Our growth, in this period of increased recruiting competition, shows the strength of our sales force, the value and quality of our product lines and the improved shipment execution of our operations department.  We expect this increased competition to continue and are actively addressing it.”

Per Mr. White, “We are also reporting increased pre-tax profits for the quarter.  These improved profits result from increased volumes and operational improvements.”

Mr. White concluded, “Our Board has approved the continued payment of dividends this quarter and authorized a $0.05 per share cash dividend which will be paid on or around June 20, 2019 to shareholders of record June 4, 2019.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended February 28,		Twelve Months Ended February 28,

	2019	2018	2019	2018

NET REVENUES	23,625,400	21,946,600	118,811,300	111,984,600

EARNINGS BEFORE INCOME TAXES	845,200	735,000	9,180,800	7,832,700

INCOME TAXES	289,700	(89,100)	2,502,400	2,618,000
NET EARNINGS	$555,500	$824,100	$6,678,400	$5,214,700

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.08	$0.10	$0.82	$0.64
Diluted	$0.07	$0.10	$0.81	$0.64

DIVIDENDS DECLARED PER SHARE	$0.05	$0.00	$0.20	$0.00

EDC will host its annual results Investor Call including a live Q&A webcast on Tuesday, June 4, 2019, at 3:00 PM CT (4:00 PM ET).  Randall White, the Company’s CEO and President, Craig White, Chief Operating Officer, Heather Cobb, Chief Sales and Marketing Officer and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253. International callers can use (478) 219-0506.  The conference passcode is 4419867.

The weblink to the call is: https://edge.media-server.com/m6/p/5vuoevwe The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2019, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2018 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.